FingerMotion Successfully Negotiates Volume-Based Contract with

China Mobile Fujian

SMS gross margin is expected to improve by approximately 30% compared to last year.

Top-up revenue could increase by as much as 1000% from the current quarter’s revenues.

New York, NY May 18, 2021 (ACCESSWIRE) - FingerMotion, Inc. (OTCQX: FNGR), a mobile data and services company, is pleased to announce that it has successfully entered into a volume-based contract with China Mobile Fujian. Management believes this contract will result in an approximate 30% improvement in gross margin on the Company's SMS business. The contract negotiations results from years of collaboration between the two parties and FingerMotion’s subsidiary, JiuGe, plans to continue to strengthen that collaboration by providing high-quality service to the end users. China Mobile Fujian currently has approximately 30 million or more online subscribers, which is about 70% of the market share in the province of Fujian (source: China Mobile, https://www.10086.cn/aboutus/culture/intro/province_culture_intro/fj/).

As a result of JiuGe’s strong performance on the cooperation agreement with China Mobile, it expects to continue to secure new contracts with China Mobile. This agreement was the result of the Company putting significant effort into continuously enhancing their platform, resulting in positive customer response rates and distinguishing the Company from other competitors. In addition, the telecom products being marketed have the backing of China Mobile and are expected to add steady incremental revenue.

JiuGe’s solid performance in the SMS business has enabled the Company to secure a larger supply of prepaid SMS in April 2021, which is expected to grow the SMS revenue by 20% to 30% in 2021. The Company is focused on increasing margins, and management expects gross margins for SMS to improve by up to 30% in the current year. With this volume-based pricing program now in place with China Mobile Fujian, the Company expects a significant increase in SMS sales.

The e-commerce top-up business is also strengthening its links to operators and are working to improve the reliability of their services, which should further increase customer loyalty to the platform. If this trend continues in 2021, the annual top-up revenues could increase by as much as 1000%, with an expected jump of 850% in quarter-over-quarter revenue for the period ended August 31, 2021 compared to the same period in the prior year.

With the introduction of 5G in the China marketplace, the mobile information service industry is set to take off. Key operators like Zhejiang Mobile, Zhejiang Unicom and other large provincial operators are provisioning resources to take advantage of this burgeoning market and may look to JiuGe for guidance and assistance.

“Our focus over the past year was on improving margins,” said Martin Shen CEO of FingerMotion Inc. “This volume-based agreement is expected to increase our margins from 6.1% to approximately 30% and is a testament to our incredibly talented team that continues to impress our business partners. With SMS demand remaining strong, we are able to meet the new pressures through operational efficiencies but continue to be limited by the capital required to adequately fund operations. In addition to this expected increase in gross margin, we also expect the top-up revenue growth to dramatically accelerate in the next quarter and through the rest of our fiscal year ended February 28, 2022. With the forthcoming arrival of two exciting new business segments in insuretech and 5G, and their corresponding revenues, we want to assure our shareholders that are working diligently towards positive earnings this year.”

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For further information e-mail: info@fingermotion.com

718-269-3366

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding: the continued growth of the e-commerce market and the ability of the Company to continue its expansion into that market; the ability of the Company to attract customers and partners and generate revenues; the ability of the Company to successfully execute its business plan; the business strategy, plans, and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” “predicts,” “should,” “will” or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated or implied in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume any duty to update these forward-looking statements.